Exhibit 99.1

News Release

COMMERCIAL METALS COMPANY REPORTS A FOURTH CONSECUTIVE PROFITABLE

QUARTER AND FULL YEAR PROFITS OF $207.5 MILLION

Irving, TX—October 24, 2012—Commercial Metals Company (NYSE: CMC) today reported for the fourth quarter ended August 31, 2012 net earnings of $30.2 million or $0.26 per diluted share on net sales of $1.9 billion, a significant improvement compared to a net loss of $120.3 million or $1.04 per share in the prior year fourth quarter. Net earnings for the year ended August 31, 2012 represent the fifth-best full year performance in CMC’s nearly 100 year history at $207.5 million or $1.78 per diluted share on sales of $7.8 billion. The fiscal year 2012 performance compares to a net loss of $129.6 million or $1.12 per diluted share on sales of $7.9 billion for the same period last year.

Joe Alvarado, President and Chief Executive Officer, commented, “We are pleased to report a fourth consecutive quarter of profitability and the fifth-best year in the history of our company, despite a backdrop of weak conditions in most major markets globally. Results have improved dramatically over last year’s fourth quarter. Consistent with the third quarter of this year, each operating segment posted quarterly adjusted operating profit. Our cash flow from operations substantially improved over the prior year.”

The board of directors of CMC declared a quarterly dividend of $0.12 on October 23, 2012 for shareholders of record on November 7, 2012. The dividend will be paid on November 21, 2012.

Fourth Quarter 2012 Review

Net earnings for this year’s fourth quarter from continuing operations were $17.0 million or $0.15 per diluted share. Adjusted EBITDA was $109.2 million for this year’s fourth quarter and cash flow from operations was $61.2 million. After-tax items included in continuing operations were:

•	LIFO income of $18.3 million ($0.16 per diluted share) as compared to $6.3 million ($0.05 per share) of after-tax LIFO expense in the fourth quarter of 2011;

•	loss of $2.5 million ($0.02 per diluted share) related to the sale of a rebar fabrication shop in Rosslau, Germany;

•	expenses of $2.5 million ($0.02 per diluted share) related to the full valuation of certain state tax losses; and

•	expenses of $2.4 million ($0.02 per diluted share) related to our proxy contest and hostile tender offer.

Earnings from discontinued operations were $13.2 million or $0.11 per diluted share, which primarily consists of the share sale of CMC’s Croatian subsidiary for a pre-tax gain of $13.8 million (including a $7.5 million gain in foreign currency translation). Certain assets excluded from the share sale were sold in June and the remaining assets were sold in September 2012. Total net cash proceeds for these transactions will be approximately $41 million.

Alvarado added, “A year ago we committed to exiting unprofitable businesses and as part of executing that plan, as of September 21, 2012 we have completed the sale of our Croatian pipe subsidiary. We expect to receive a net of $41 million in cash as a result of these transactions.”

(CMC Fourth Quarter Fiscal 2012 - Page 2 )

Americas Recycling recorded an adjusted operating profit of $8.3 million as compared to $10.8 million from prior year’s fourth quarter. Due to oversupply and reduced export demand, ferrous scrap prices rapidly declined in the first two months of the fourth quarter of 2012, before partially recovering in August. Lower demand negatively affected both the segment’s margins and volumes. On the nonferrous side, the segment’s volume and pricing declined compared to a year ago.

Americas Mills recorded an adjusted operating profit of $62.3 million, $16.7 million more than last year’s fourth quarter. The segment’s volumes were essentially flat quarter over quarter while margins were better. Due to lower input prices, LIFO for this segment improved $27.4 million to income of $21.6 million during this year’s fourth quarter.

The Americas Fabrication segment recorded an adjusted operating profit of $1.5 million in this year’s fourth quarter, marking a significant improvement of $44.3 million over last year’s fourth quarter adjusted operating loss of $42.8 million. The segment continued to benefit from stable material pricing and improved margins in the backlog. Compared to a year ago, both shipments and bid activity improved for this segment.

The International Mill segment had an adjusted operating profit of $5.4 million for this year’s fourth quarter compared to an adjusted operating profit of $14.6 million during last year’s fourth quarter. Included in this year’s fourth quarter is a pre-tax loss of $3.8 million related to the sale of a rebar fabrication shop in Rosslau, Germany. During this year’s fourth quarter, the segment shipped substantial billet orders, mostly to Asian markets. Market conditions in Europe continue to be soft, putting pressure on margins, and significant uncertainty remains.

Our International Marketing and Distribution segment recorded an adjusted operating profit of $1.5 million for this year’s fourth quarter compared to an adjusted operating profit of $22.7 million for last year’s fourth quarter. Within this segment, the reduced profitability is primarily due to reduced demand in some of our key products marketed by our raw materials division. Uncertainty around the outcome of economic stimulus in China is weighing on this division’s results. Furthermore, our European trading division experienced lower volumes and margins as a result of the continued Euro zone market conditions.

Full Year 2012 Review

Continuing operations for fiscal year 2012 were net earnings of $209.0 million or $1.79 per diluted share. For the fiscal year ended August 31, 2012, cash flow from operations was $196.0 million and adjusted EBITDA was $364.2 million, which are $168.2 million and $127.0 million higher, respectively, than the prior year. Cash and short-term investments totaled $262.4 million as of August 31, 2012. After-tax items included in continuing operations were:

•	LIFO income of $29.6 million ($0.25 per diluted share) as compared to $50.0 million ($0.43 per diluted share) of expense in fiscal 2011;

•	a tax benefit of $102.1 million ($0.87 per diluted share) related to ordinary worthless stock and bad debt deductions from the prior investment in CMC’s Croatian subsidiary;

•	a tax benefit of $11.5 million ($0.10 per diluted share) for research and experimentation expenditures; and

•	expenses of $9.7 million ($0.08 per diluted share) related to our proxy contest and hostile tender offer.

(CMC Fourth Quarter Fiscal 2012 - Page 3 )

Discontinued operations reflected a net loss of $1.5 million for the full year, attributable to the wind down of the Croatian pipe mill, which was offset by a $13.8 million pre-tax gain on sale of the Croatian subsidiary.

Outlook

Alvarado concluded, “In general we see economic recovery lacking meaningful momentum. Scrap prices continue to move down as we begin our fiscal year 2013 but we do expect a reversal of this trend during the winter months when supply tightens. We believe that, despite weakness in the scrap markets, our Recycling business has done a good job adjusting to the market volatility and maintaining profitability. Domestically, there is clear indication that residential construction is improving, which is a leading indicator of increased non-residential activity. Our International Mill segment continues to face difficult markets due to economic uncertainty in the Euro zone. Lastly, our International Marketing and Distribution segment faces substantial headwinds due to reduced demand in our raw materials division as well as the impact of China’s unclear growth outlook. As always, we remain committed to improving our cost structure and cash flows.”

Conference Call

CMC invites you to listen to a live broadcast of its fourth quarter 2012 conference call today, Wednesday, October 24, 2012, at 11:00 a.m. ET. Joe Alvarado, President and CEO, and Barbara Smith, Senior Vice President and CFO, will host the call. The call is accessible via our website at www.cmc.com. In the event you are unable to listen to the live broadcast, the call will be archived and available for replay on the webcast on the next business day. Financial and statistical information presented in the broadcast are located on CMC’s website under “Investors”.

Commercial Metals Company and subsidiaries manufacture, recycle and market steel and metal products, related materials and services through a network including steel minimills, steel fabrication and processing plants, construction-related product warehouses, a copper tube mill, metal recycling facilities and marketing and distribution offices in the United States and in strategic international markets.

Forward-Looking Statements

This news release contains forward-looking statements regarding the Company’s expectations relating to economic conditions, product pricing and demand, scrap prices, inventory levels, instability within the Euro zone and general market conditions. There are inherent risks and uncertainties in any forward-looking statements. Variances will occur and some could be materially different from our current expectations. Except as required by law, the Company undertakes no obligation to update, amend or clarify any forward-looking statements to reflect events, new information or otherwise.

Developments that could impact the Company’s expectations include the following: absence of global economic recovery or possible recession relapse; construction activity or lack thereof; decisions by governments affecting the level of steel imports, including tariffs and duties; difficulties or delays in the execution of construction contracts resulting in cost overruns or contract disputes; metals pricing over which the Company exerts little influence; increased capacity and product availability from competing steel minimills and other steel suppliers, including import quantities and pricing; execution of cost reduction strategies; industry consolidation or changes in production capacity or utilization; currency fluctuations; availability and pricing of raw materials, including scrap metal, energy, insurance and supply prices; passage of new, or interpretation of existing, environmental laws and regulations; and the pace of overall economic activity, particularly in China.

(CMC Fourth Quarter Fiscal 2012 - Page 4 )

COMMERCIAL METALS COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended August 31,		Year Ended August 31,
(in thousands, except share data)	2012	2011	2012	2011
Net sales	$1,878,147	$2,243,920	$7,828,440	$7,863,345
Costs and expenses:
Cost of goods sold	1,698,168	2,061,632	7,108,938	7,213,674
Selling, general and administrative expenses	118,223	136,834	486,606	516,778
Impairment of assets	528	24,466	607	24,466
Interest expense	17,551	16,291	69,496	69,821

	1,834,470	2,239,223	7,665,647	7,824,739
Earnings from continuing operations before taxes	43,677	4,697	162,793	38,606
Income taxes (benefit)	26,634	10,640	(46,190)	19,328

Earnings (loss) from continuing operations	17,043	(5,943)	208,983	19,278

Earnings (loss) from discontinued operations before taxes	12,868	(116,963)	(9,912)	(151,670)
Tax benefit	(307)	(2,685)	(8,419)	(2,988)

Earnings (loss) from discontinued operations	13,175	(114,278)	(1,493)	(148,682)

Net earnings (loss)	30,218	(120,221)	207,490	(129,404)
Less net earnings attributable to noncontrolling interests	3	50	6	213

Net earnings (loss) attributable to CMC	$30,215	$(120,271)	$207,484	$(129,617)

Basic earnings (loss) per share attributable to CMC:
Earnings (loss) from continuing operations	$0.15	$(0.05)	$1.80	$0.16
Earnings (loss) from discontinued operations	0.11	(0.99)	(0.01)	(1.29)

Net earnings (loss)	$0.26	$(1.04)	$1.79	$(1.13)

Diluted earnings (loss) per share attributable to CMC:
Earnings (loss) from continuing operations	$0.15	$(0.05)	$1.79	$0.16
Earnings (loss) from discontinued operations	0.11	(0.99)	(0.01)	(1.28)

Net earnings (loss)	$0.26	$(1.04)	$1.78	$(1.12)

Cash dividends per share	$0.12	$0.12	$0.48	$0.48

Average basic shares outstanding	116,267,566	115,523,088	115,861,986	114,995,616

Average diluted shares outstanding	116,904,863	115,523,088	116,783,160	116,111,123

(CMC Fourth Quarter Fiscal 2012 - Page 5 )

COMMERCIAL METALS COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)	August 31, 2012	August 31, 2011
Assets
Current assets:
Cash and cash equivalents	$262,422	$222,390
Accounts receivable, net	958,364	956,852
Inventories, net	807,923	908,338
Other	211,122	238,673

Total current assets	2,239,831	2,326,253
Net property, plant and equipment	994,304	1,112,015
Goodwill	76,897	77,638
Other assets	130,214	167,225

Total assets	$3,441,246	$3,683,131

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable-trade	$433,132	$585,289
Accounts payable-documentary letters of credit	95,870	170,683
Accrued expenses and other payables	343,337	377,774
Notes payable	24,543	6,200
Current maturities of long-term debt	4,252	58,908

Total current liabilities	901,134	1,198,854
Deferred income taxes	20,271	49,572
Other long-term liabilities	116,261	106,560
Long-term debt	1,157,073	1,167,497
Stockholders’ equity attributable to CMC	1,246,368	1,160,425
Stockholders’ equity attributable to noncontrolling interests	139	223

Total equity	1,246,507	1,160,648

Total liabilities and stockholders’ equity	$3,441,246	$3,683,131

(CMC Fourth Quarter Fiscal 2012 - Page 6 )

COMMERCIAL METALS COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Year Ended August 31,
(in thousands)	2012	2011
Cash flows from (used by) operating activities:
Net earnings (loss)	$207,490	$(129,404)
Adjustments to reconcile net earnings (loss) to cash flows from (used by) operating activities:
Depreciation and amortization	137,310	159,576
Provision for losses (recoveries) on receivables, net	(2,463)	306
Share-based compensation	13,125	12,893
Amortization of interest rate swaps termination gain	(5,815)	—
Deferred tax benefit	(59,999)	(19,856)
Tax benefits from stock plans	(1,968)	(2,355)
Net gain on sale of assets and other	(11,932)	(1,315)
Write-down of inventory	13,917	25,503
Asset impairment	3,316	120,145
Changes in operating assets and liabilities, net of acquisitions:
Decrease (increase) in accounts receivable	68,260	(168,779)
Accounts receivable sold (repurchased), net	(77,116)	78,297
Decrease (increase) in inventories	53,449	(200,204)
Decrease in other assets	5,001	73,382
Increase (decrease) in accounts payable, accrued expenses, other payables and income taxes	(157,025)	82,642
Increase (decrease) in other long-term liabilities	10,443	(3,084)

Net cash flows from operating activities	195,993	27,747
Cash flows from (used by) investing activities:
Capital expenditures	(113,853)	(73,215)
Proceeds from the sale of property, plant and equipment and other	55,360	53,394
Proceeds from the sale of equity method investments	—	10,802
Acquisitions, net of cash acquired	—	(48,386)
Decrease (increase) in deposit for letters of credit	31,053	(4,123)

Net cash flows used by investing activities	(27,440)	(61,528)
Cash flows from (used by) financing activities:
Decrease in documentary letters of credit	(74,493)	(55,950)
Short-term borrowings, net change	18,607	(10,253)
Repayments on long-term debt	(64,801)	(33,577)
Proceeds from termination of interest rate swaps	52,733	—
Stock issued under incentive and purchase plans, net of forfeitures	(81)	9,615
Cash dividends	(55,617)	(55,177)
Purchase of noncontrolling interests	(55)	(4,027)
Tax benefits from stock plans	1,968	2,355

Net cash flows used by financing activities	(121,739)	(147,014)
Effect of exchange rate changes on cash	(6,782)	3,872

Increase (decrease) in cash and cash equivalents	40,032	(176,923)
Cash and cash equivalents at beginning of year	222,390	399,313

Cash and cash equivalents at end of year	$262,422	$222,390

(CMC Fourth Quarter Fiscal 2012 - Page 7 )

COMMERCIAL METALS COMPANY

OPERATING STATISTICS AND BUSINESS SEGMENTS (UNAUDITED)

	Three Months Ended August 31,		Year Ended August 31,
(short tons in thousands)	2012	2011	2012	2011
Americas Steel Mills rebar shipments	384	367	1,370	1,280
Americas Steel Mills structural and other shipments	318	336	1,312	1,238

Total Americas Steel Mills tons shipped	702	703	2,682	2,518
International Mill shipments	420	399	1,584	1,494

Americas Steel Mills average FOB selling price (total sales)	$678	$697	$706	$669
Americas Steel Mills average cost ferrous scrap utilized	$346	$383	$379	$364
Americas Steel Mills metal margin	$332	$314	$327	$305
Americas Steel Mills average ferrous scrap purchase price	$304	$352	$339	$329
International Mill average FOB selling price (total sales)	$570	$679	$601	$638
International Mill average cost ferrous scrap utilized	$351	$413	$385	$389
International Mill metal margin	$219	$266	$216	$249
International Mill average ferrous scrap purchase price	$291	$349	$315	$325

Americas Fabrication rebar shipments	251	244	911	851
Americas Fabrication structural and post shipments	35	35	150	155

Total Americas Fabrication tons shipped	286	279	1,061	1,006

Americas Fabrication average selling price (excluding stock and buyout sales)	$920	$866	$906	$817
Americas Recycling tons shipped	582	714	2,439	2,469

	Three Months Ended August 31,		Year Ended August 31,
(in thousands)	2012	2011	2012	2011
Net sales
Americas Recycling	$359,300	$523,404	$1,606,161	$1,829,537
Americas Mills	539,311	576,992	2,155,817	2,036,325
Americas Fabrication	380,951	357,549	1,381,638	1,225,722
International Mill	268,248	306,808	1,033,357	1,046,233
International Marketing and Distribution	610,485	735,891	2,727,319	2,650,899
Corporate and Eliminations	(280,148)	(256,724)	(1,075,852)	(925,371)

Total net sales	$1,878,147	$2,243,920	$7,828,440	$7,863,345

Adjusted operating profit (loss)
Americas Recycling	$8,346	$10,808	$39,446	$43,059
Americas Mills	62,316	45,593	233,933	161,731
Americas Fabrication	1,453	(42,830)	(15,697)	(129,141)
International Mill	5,353	14,584	23,044	47,594
International Marketing and Distribution	1,488	22,749	47,287	76,337
Corporate and Eliminations	(16,359)	(28,412)	(89,286)	(86,004)

Adjusted operating profit from continuing operations	62,597	22,492	238,727	113,576
Adjusted operating profit (loss) from discontinued operations	12,868	(117,301)	(8,675)	(150,678)

Adjusted operating profit (loss)	$75,465	$(94,809)	$230,052	$(37,102)

(CMC Fourth Quarter Fiscal 2012 - Page 8 )

COMMERCIAL METALS COMPANY

NON-GAAP FINANCIAL MEASURES (UNAUDITED)

(dollars in thousands)

This press release contains financial measures not derived in accordance with generally accepted accounting principles (GAAP). Reconciliations to the most comparable GAAP measures are provided below.

Adjusted Operating Profit (Loss) is a non-GAAP financial measure. Adjusted operating profit (loss) is used to evaluate the financial performance of the Company. Adjusted operating profit (loss) is the sum of our earnings (loss) before income taxes, outside financing costs and discounts on sales of accounts receivable. For added flexibility, we may sell certain accounts receivable both in the U.S. and internationally. We consider sales of receivables as an alternative source of liquidity to finance our operations and believe that removing these costs provides a clearer perspective of the current operating performance. Adjusted operating profit (loss) may be inconsistent with similar measures presented by other companies.

	Three Months Ended August 31,		Year Ended August 31,
(in thousands)	2012	2011	2012	2011
Earnings (loss) from continuing operations	$17,043	$(5,943)	$208,983	$19,278
Interest expense	17,551	16,291	69,496	69,821
Income taxes (benefit)	26,634	10,640	(46,190)	19,328
Discounts on sales of accounts receivable	1,369	1,504	6,438	5,149

Adjusted operating profit from continuing operations	62,597	22,492	238,727	113,576
Adjusted operating profit (loss) from discontinued operations	12,868	(117,301)	(8,675)	(150,678)

Adjusted operating profit (loss)	$75,465	$(94,809)	$230,052	$(37,102)

Adjusted EBITDA is a non-GAAP financial measure. Adjusted EBITDA is the sum of our earnings (loss) before income taxes, outside financing costs, depreciation, amortization and non-cash impairment charges. It excludes the Company’s largest recurring non-cash charge, depreciation and amortization, including impairment charges. As a measure of cash flow before interest expense, it is one guideline used to assess the Company’s ability to pay its current debt obligations as they mature and a tool to calculate possible future levels of leverage capacity. Adjusted EBITDA to interest is a covenant test in certain of the Company’s note agreements. Additionally, Adjusted EBITDA is one measure used to assess the Company’s unleveraged performance of our investments. Adjusted EBITDA may be inconsistent with similar measures presented by other companies.

	Three Months Ended August 31,		Year Ended August 31,
(in thousands)	2012	2011	2012	2011
Earnings (loss) from continuing operations	$17,043	$(5,943)	$208,983	$19,278
Less net earnings attributable to noncontrolling interests	(3)	(50)	(6)	(213)
Interest expense	17,551	16,291	69,496	69,821
Income taxes (benefit)	26,634	10,640	(46,190)	19,328
Depreciation, amortization and impairment charges	33,898	61,308	137,289	178,251

Adjusted EBITDA from continuing operations	95,123	82,246	369,572	286,465
Adjusted EBITDA from discontinued operations	14,028	(19,702)	(5,337)	(49,215)

Adjusted EBITDA	$109,151	$62,544	$364,235	$237,250

Adjusted EBITDA to interest coverage for the

Three Months Ended August 31, 2012	Year Ended August 31, 2012
$109,151 / 17,551 = 6.2	$364,235 / 69,496 = 5.2

(CMC Fourth Quarter Fiscal 2012 - Page 9)

Total Capitalization:

Total capitalization is the sum of long-term debt, deferred income taxes, and stockholders’ equity. The ratio of debt to total capitalization is a measure of current debt leverage. The following reconciles total capitalization at August 31, 2012 to the most comparable GAAP measure, stockholders’ equity:

Stockholders’ equity attributable to CMC	$1,246,368
Long-term debt	1,157,073
Deferred income taxes	20,271

Total capitalization	$2,423,712

OTHER FINANCIAL INFORMATION

Long-term debt to cap ratio as of August 31, 2012:

Debt divided by capitalization

$1,157,073 / 2,423,712 = 47.7%

Total debt to cap plus short-term debt plus notes payable ratio as of August 31, 2012:

( $1,157,073 + 4,252 + 24,543 ) / ( $2,423,712 + 4,252 + 24,543 ) = 48.4%

Current ratio as of August 31, 2012:

Current assets divided by current liabilities

$2,239,831 / 901,134 = 2.5

Contact: Barbara Smith

      Chief Financial Officer

      214.689.4300